Exhibit 99

ZBB Energy Reports Annual Results for Fiscal Year 2011

Increase in Revenues, Decrease in Net Loss, Stronger Balance Sheet, Sales Order Backlog Support Strong Revenue Growth in Fiscal Year 2012

MILWAUKEE, WI--(Marketwire - September 8, 2011) - ZBB Energy Corporation (NYSE Amex: ZBB), a leading developer of intelligent, renewable energy power platforms, today reported increased annual revenues of 16.6% and decreased net loss of $1.2 million for the fiscal year ended June 30, 2011. Net loss on the basis of accounting principles generally accepted in the United States of America (US GAAP) was $8.4 million or $0.38 per diluted share in the year ended June 30, 2011, compared with $9.6 million or $0.74 per diluted share in the year ended June 30, 2010.

Our revenues for the years ended June 30, 2011 and 2010 were $1,802,610 and $1,545,980, respectively. This increase of $256,630 was due primarily to the inclusion of $772,929 of revenue from the Tier Electronics business which we acquired in January 2011. In the year ended June 30, 2011, commercial product sales revenues declined by $49,784 and engineering and development revenues increased by $306,414 as compared to the year ended June 30, 2010. The decrease in commercial product sales revenues is primarily the result of delays in certain orders due to the need for PECC inverter certification to UL standard 1741 and an order that requires field commissioning completion. The increase in engineering and development revenues was due to the commencement of the Collaboration Agreement with Honam Petrochemical in April 2011.

Total costs and expenses for the years ended June 30, 2011 and 2010 were $10,623,113 and $11,057,919, respectively. This decrease of $434,806 in the year ended June 30, 2011 was primarily due to the following:

•           A decrease in costs of product sales of $331,362 due to a decrease in product shipments, a decrease in the cost of engineering and development  of $1,299,584 due to the completion of activities required under the AEST contract during the year ended June 30, 2010 and a decrease in other engineering and development contracts;
•           A $1,185,121 increase in advanced engineering and development expenses  primarily due to an increase in the Company’s engineering and development activities for its next generation battery module and PECC systems;
•           $219,213 of impairment and other equipment charges during fiscal year 2011 compared to $903,305 of impairment and other equipment charges during fiscal year 2010;
•           An increase of $459,976 in selling, general and administrative expenses due to the inclusion of Tier Electronics’ selling, general and administrative expenses of $571,000 partially offset by a decrease in the Company expenses principally comprised of fundraising, consulting and promotional fees; and
•           A $235,135 increase in depreciation and amortization expenses due to the amortization of intangible assets related to the Tier acquisition beginning in January 2011.
•           Other expenses for the year ended June 30, 2011 and 2010 consisted primarily of interest expenses of $217,810 and $149,521, respectively.

Our net loss for the year ended June 30, 2011 decreased by $1,157,820 to $8,449,006 from the $9,606,826 net loss for the year ended June 30, 2010. This decrease in loss was primarily the result of the decreases in expenses and the increase in revenues as described above and the benefit of recognizing $579,955 of refundable income tax credits. The income tax credits recognized during fiscal 2011 were $164,640 and $415,315, for research and development expenditures incurred in Australia during the years ended June 30, 2011 and 2010, respectively.

Shareholders' equity increased during the fourth quarter to $4.15 million as of June 30, 2011, exceeding the minimum NYSE AMEX requirement of $4.0 million. The Company's cash balance as of June 30, 2011 was $2.9 million. Current backlog as of September 8, 2011 exceeds $7.0 million.

During fiscal year 2011, the Company's major accomplishments include:

●	Tier acquisition providing substantial depth to our power electronics product development
●	Honam $3 million development agreement
●	Commencement of Power Electronics Control Center (PECC) UL certification
●	Completion of V3 engineering and design, and commencement of build-out for V3 production facility
●	Developed and shipped stand alone commercial PECC system
●	IRS Certification of 48c $15 million tax credit
●	Executed capital raising strategy minimizing shareholder dilution
●	Received $1.3 million debt funding from State of Wisconsin
●	China joint venture as announced August 30, 2011
●	Applied for and received a refundable research and development tax credit in Australia of $.6 million

"We believe fiscal 2012 is an inflection point for the Company. Our product launch of the Tier designed UL certified PECC electronics and the completion of the V3 product launch this fall are expected to set the stage for meaningful revenue growth in fiscal 2012. We entered fiscal year 2012 with over $5.2 million in backlog and have continued to add a number of orders to the backlog during the first quarter of the 2012 fiscal year with a total current backlog of $7 million. In addition, the quality and quantity of opportunities in our sales funnel have never looked better," said Eric Apfelbach, President and CEO.

"ZBB began to unveil some key components of our global market strategy this year. Geographies like China, India and South Korea not only offer the strategic intent to deploy our products, but also provide financing opportunities and strong market drivers. We anticipate that our announced and developing partnerships in these key growth markets will enable us to enter these markets in an effective manner while leveraging the lowest cost manufacturing and supply chains."

Investor Conference Call -- 10:00 a.m. Central time, Thursday, September 8, 2011

A conference call to discuss the financial and operating results and company's outlook will be held on Thursday, September 8, 2011, at 10:00 a.m. US Central (11:00 a.m. Eastern). The conference call will be hosted by Eric Apfelbach, President and CEO. A brief presentation by Mr. Apfelbach will be followed by a question and answer period.

To participate in the conference call, callers from within the United States and Canada, dial the toll free number (877) 879-6217. For international callers, dial the toll number (913) 312-0376. The conference call participant code is 1977774.

For support during the call press *0 on your phone and a conferencing coordinator will assist you.

The conference call will be simulcast live on the internet at www.zbbenergy.com, then click on 'Investor Relations' and then 'Investor Presentations' or through this link http://www.visualwebcaster.com/event.asp?id=81961. A replay will be available for 90 days.

A telephonic replay of the presentation will be available following the conference call through September 30, 2011. For callers within the United States and Canada dial the toll free number (888) 203-1112. For international callers, dial the toll number (719) 457-0820. The replay pass code is 1977774.

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE Amex: ZBB) provides advanced electrical power management platforms targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC have developed a portfolio of intelligent power management platforms that directly integrate multiple renewable and conventional onsite generation sources with rechargeable zinc bromide flow batteries and other storage technology. The company also offers advanced systems to directly connect wind and solar equipment to the grid and systems that can form various levels of micro-grids. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. A developer and manufacturer of its modular, scalable and environmentally friendly power systems ("ZESS POWR™"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin, USA with offices also located in Perth, Western Australia. For more information, visit: http://www.zbbenergy.com

Safe Harbor
Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2011	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$2,910,595	$1,235,635
Accounts receivable, net	171,622	7,553
Inventories	1,662,850	702,536
Prepaid and other current assets	56,462	149,098
Refundable income tax credit	164,640	-
Total current assets	4,966,169	2,094,822
Long-term assets:
Property, plant and equipment, net	4,766,871	3,568,823
Intangible assets, net	1,811,507	-
Goodwill	803,079	803,079
Total assets	$12,347,626	$6,466,724

Liabilities and Shareholders' Equity
Current liabilities:
Bank loans and notes payable	$779,088	$395,849
Accounts payable	961,221	869,179
Accrued expenses	695,273	539,100
Deferred revenues	1,528,482	325,792
Accrued compensation and benefits	289,996	765,106
Total current liabilities	4,254,060	2,895,026
Long-term liabilities:
Bank loans and notes payable	3,937,056	2,120,421
Total liabilities	8,191,116	5,015,447

Shareholders' equity
Series A preferred stock ($0.01 par value, $10,000 face value)
10,000,000 authorized, preference in liquidation of $3,715,470 as of June 30, 2011, 355.4678 and 0 shares issued	3,715,470	-
Common stock ($0.01 par value); 150,000,000 authorized
29,912,415 and 14,915,389 shares issued	299,124	149,155
Additional paid-in capital	60,777,286	49,770,987
Notes receivable - common stock	(3,707,799)	-
Treasury stock - 13,833 shares	(11,136)	(11,136)
Accumulated other comprehensive loss	(1,572,752)	(1,563,052)
Accumulated deficit	(55,343,683)	(46,894,677)
Total shareholders' equity	4,156,510	1,451,277
Total liabilities and shareholders' equity	$12,347,626	$6,466,724

ZBB ENERGY CORPORATION
Consolidated Statements of Operations

	Year ended June 30,
	2011	2010
Revenues
Product sales	$917,671	$967,455
Engineering and development	884,939	578,525
Total Revenues	1,802,610	1,545,980

Costs and Expenses
Cost of product sales	567,925	899,287
Cost of engineering and development	536,715	1,836,299
Advanced engineering and development	3,424,260	2,239,139
Selling, general, and administrative	5,215,568	4,755,592
Depreciation and amortization	659,432	424,297
Impairment and other equipment charges	219,213	903,305
Total Costs and Expenses	10,623,113	11,057,919

Loss from Operations	(8,820,503)	(9,511,939)

Other Income (Expense)
Interest income	8,779	60,193
Interest expense	(217,810)	(149,521)
Other income (expense)	573	(5,559)
Total Other Income (Expense)	(208,458)	(94,887)

Loss before provision (benefit) for Income Taxes	(9,028,961)	(9,606,826)

Provision (benefit) for Income Taxes	(579,955)	-
Net Loss	$(8,449,006)	$(9,606,826)

Net Loss per share-
Basic and diluted	$(0.38)	$(0.74)

Weighted average shares-basic and diluted:
Basic	22,068,311	12,924,362
Diluted	22,068,311	12,924,362

ZBB ENERGY CORPORATION
Consolidated Statements of Cash Flows

	Year ended June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(8,449,006)	$(9,606,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	349,017	424,297
Bad debt provision	80,000	-
Inventory obsolescence	53,000	158,899
Amortization of intangible assets	310,415	-
Impairment and other equipment charges	219,313	903,305
Stock-based compensation	866,512	527,439
Changes in assets and liabilities, net of the effects of business acquisition
Accounts receivable	(19,813)	606,601
Inventories	(163,382)	725,678
Prepaids and other current assets	92,636	(5,925)
Other receivables-interest	-	19,746
Refundable income taxes	(164,640)	-
Accounts payable	(48,960)	42,178
Accrued compensation and benefits	(159,277)	613,265
Accrued expenses	(59,385)	544,551
Deferred revenues	842,828	(802,747)
Net cash used in operating activities	(6,250,742)	(5,849,539)
Cash flows from investing activities
Expenditures for property and equipment	(1,750,044)	(318,245)
Acquisition of business, net of cash acquired	(225,922)	-
Bank certificate of deposit	-	1,000,000
Net cash (used in) provided by investing activities	(1,975,966)	681,755
Cash flows from financing activities
Proceeds from bank loans and notes payable	1,300,000	156,000
Repayments of bank loans and notes payable	(450,126)	(456,203)
Proceeds from issuance of debenture notes payable	517,168	-
Proceeds from issuance of Series A preferred stock	3,030,000	-
Proceeds from issuance of common stock, net of issuance costs	5,495,081	3,737,442
Purchase of treasury shares	-	(11,136)
Net cash provided by financing activities	9,892,123	3,426,103
Effect of exchange rate changes on cash and cash equivalents	9,545	7,307
Net increase (decrease) in cash and cash equivalents	1,674,960	(1,734,374)
Cash and cash equivalents - beginning of year	1,235,635	2,970,009

Cash and cash equivalents - end of year	$2,910,595	$1,235,635

Cash paid for interest	$188,895	$111,927
Cash received for income tax credit	634,835	-

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com